Exhibit 95.1

Mine Safety Disclosures Required by the Dodd-Frank Wall Street Reform and Consumer Protection Act

The following disclosure is provided pursuant to Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which requires certain disclosures by companies that operate mines regulated under the Federal Mine Safety and Health Act of 1977 (Mine Safety Act).

Idaho Power is the parent company of Idaho Energy Resources Co. (IERCo), a joint venturer in Bridger Coal Company (BCC), which mines coal at the Bridger Coal Mine and processing facility (Mine) near Rock Springs, Wyoming.  The Mine is comprised of the Bridger surface and underground operations. Day-to-day operation and management of coal mining and processing operations at the Mine are conducted through IERCo's joint venture partner.  IERCo owns a one-third interest in BCC. Operation of the Mine is regulated by the Mine Safety and Health Administration (MSHA) under the Mine Safety Act.  MSHA inspects the Mine on a regular basis and may issue citations, notices, orders, or any combination thereof, when it believes a violation has occurred under the Mine Safety Act.  Monetary penalties are assessed by MSHA for citations.  The severity and assessment of penalties may be reduced or, in some cases, dismissed through the contest and appeal process. Amounts are reported regardless of whether BCC has challenged or appealed the matter.

The table below summarizes the number of citations, notices, and orders issued, and penalties assessed, by MSHA for the Mine under the indicated provisions of the Mine Safety Act, and other data for the Mine, during the three month period ended June 30, 2012. Legal actions pending before the Federal Mine Safety and Health Review Commission (FMSHRC) are as of June 30, 2012. Due to timing and other factors, the data may not agree with the mine data retrieval system maintained by MSHA at www.msha.gov.

	Three-month period ended June 30, 2012 (unaudited)
	Surface Mine (MSHA ID No. 4800677)	Underground Mine (MSHA ID No. 4801646)
Mine Safety Act Data:
Section 104(a) Significant & Substantial Citations (1)	2	6
Section 104(b) Orders (2)	—	—
Section 104(d) Citations & Orders (3)	—	—
Section 107(a) Imminent Danger Orders (4)	—	—
Section 110(b)(2) Flagrant Violations (5)	—	—
Received Notice of Pattern of Violations Under Section 104(e)	No	No
Received Notice of Potential to Have Pattern Under Section 104(e)	No	No

Total Dollar Value of Proposed MSHA Assessments During the Period (in thousands)	$1	$29
Legal Actions Pending as of Last Day of Period (6)	2	20
Legal Actions Instituted During Period	1	4
Legal Actions Resolved During Period	—	—
Number of Mining-Related Fatalities	0	0
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 (1)  For alleged violations of a mandatory mining safety standard or regulation where such violation contributed to a discrete safety hazard and there exists a reasonable likelihood that the hazard will result in an injury or illness and there is a reasonable likelihood that such injury will be of a reasonably serious nature.

(2) For alleged failure to totally abate the subject matter of a Mine Safety Act Section 104(a) citation within the period specified in the citation or as subsequently extended.
(3) For an alleged unwarrantable failure (i.e., aggravated conduct constituting more than ordinary negligence) to comply with a mining safety standard or regulation.
(4)  The existence of any condition or practice in a coal or other mine that could reasonably be expected to cause death or serious physical harm if normal mining operations were permitted to proceed in the area before such condition or practice is eliminated.

(5) Total number of flagrant violations identified under Section 110(b)(2) of the Mine Safety Act.
(6) Both pending legal actions for the surface mine and 18 of the pending legal actions for the underground mine are categorized as contests of proposed civil penalties for violations contained in a citation or order under Subpart C of the FMSHRC Procedural Rules. Two pending legal actions for the underground mine are categorized as contests of citations or orders under Subpart B of the FMSHRC Procedural Rules.